Exhibit 99.1
FOR IMMEDIATE RELEASE

September 2, 2008
For more information contact:
Scott Estes - (419) 247-2800
Mike Crabtree - (419) 247-2800
HEALTH CARE REIT TO ACQUIRE 29
SUNRISE SENIOR LIVING PROPERTIES
Premier Assets Valued at $715 Million
Concentrated in New York, Los Angeles and Chicago
Toledo, Ohio, September 2, 2008.....Health Care REIT, Inc. (NYSE:HCN) has entered into an agreement with an affiliate of Arcapita, Inc. to acquire its 90% interest in a venture owning 29 senior housing properties managed by Sunrise Senior Living, Inc. (NYSE: SRZ) for approximately $643.5 million, subject to final due diligence and excluding transaction costs. Health Care REIT’s purchase will be financed with approximately $365.4 million in cash, plus a 90% interest in the $309 million of existing debt held by the venture. This transaction will build upon the success of Health Care REIT’s extensive relationship investment program and further strengthen the quality of its diversified portfolio of properties.
Sunrise Senior Living, which is widely recognized as one of the country’s leading operators of senior housing communities, will continue to manage the properties and will retain a 10% interest in the venture. The communities are in large, high barrier-to-entry markets located primarily in the New York, Los Angeles and Chicago metropolitan areas. As of June  2008, the communities, which are predominantly Sunrise-developed mansions, had 2,082 units and an average resident occupancy of 94%.
“This transaction highlights our ability to acquire premier, consumer-focused real estate,” commented George L. Chapman, chairman and chief executive officer of Health Care REIT, Inc. “We look forward to working with Sunrise as a strategic capital partner and believe these assets are an outstanding complement to our portfolio. The addition of these properties will provide us an opportunity to enhance overall NOI growth by capturing facility-level operating income in a tax efficient manner.”
“We are very pleased to enter into this new venture with Health Care REIT,” said Paul Klaassen, Sunrise’s founder and CEO. “These 29 Sunrise communities are in deep and attractive markets. We look forward to developing this strategic relationship with HCN, which will allow us to continue to operate these communities and create value for both companies.”

Transaction Highlights
•	Sunrise Senior Living, one of the largest senior housing operators in the country, will manage the portfolio for Health Care REIT

•	The recently passed RIDEA legislation will allow Health Care REIT to more efficiently capture the benefits of both the property-level NOI and appreciation of the assets

•	The properties are concentrated in top metropolitan markets, including New York, Los Angeles and Chicago

•	Twenty-five of the 29 communities are Sunrise-developed mansions built between 1999 and 2003

•
Twenty-eight of the 29 communities are combination facilities with multiple levels of care. Of the total 2,082 units, 1,393 (67%) are assisted living; 489 (23%) are Alzheimer’s care; and 200 (10%) are independent living

•	Property-level NOI cap rate is projected at approximately 6.6% based on 2009 forecasted results

•	Per unit valuation of $343,000 is estimated to be at or below replacement cost

•	The venture has $309 million of existing non-recourse mortgage debt, attractively priced at a current average interest rate of 5.2%

•	Upon closing the transaction, the company expects its private pay mix across its entire portfolio of properties to exceed 70%
The transaction is expected to close in the fourth quarter of 2008 and was not included in the company’s previously announced investment or earnings guidance. Management anticipates adjusting 2008 investment guidance after closing the transaction. With closing anticipated in the fourth quarter of 2008, this transaction would not impact the company’s previously issued 2008 earnings guidance. The company believes the transaction will be breakeven to slightly accretive to FFO beginning in 2009.
The transaction is subject to the company’s due diligence review. The company may terminate the agreement at any time during the 45-day review period if it is not satisfied with the results of the review. The company’s obligation to close is also subject to various other terms and conditions.
Additional Portfolio Summary Available Table 1 accompanying this press release lists the 29 Sunrise properties’ locations, markets, unit mixes and year built/acquired. A portfolio summary including property photographs is available under the News & Events heading of the company’s website and at www.hcreit.com/sunrise.
Conference Call Information The company has scheduled a conference call on Wednesday, September 3, 2008 at 10:00 a.m. Eastern Time to discuss the transaction. Telephone access will be available by dialing 800-240-2134 or 303-262-2138 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through September 10, 2008. To access the rebroadcast, dial 800-405-2236 or 303-590-3000 (international). The conference ID number is 11119220. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This press release is posted on the company’s website under the heading News & Events.

About Health Care REIT Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides a full array of property management and development services. As of June 30, 2008, the company’s broadly diversified portfolio consisted of 635 properties in 38 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including the approval of the transaction by the company following the completion of its due diligence investigation of the transaction and the communities; the satisfaction of closing conditions to the transaction, including, among other things, the obtainment of certain lender and ground lessor consents, the receipt of applicable healthcare licenses and governmental approvals, the absence of material adverse changes affecting the communities or the property-owing entity and certain material adverse changes affecting Sunrise or its facility manager affiliate; the parties’ performance of their obligations under the purchase and sale agreement; and other risks and uncertainties identified in the company’s other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Table 1
Health Care REIT’s
Sunrise Portfolio

			AL	ALZ	IL	Total	Year Built
City/State	Market	Property Name	Units	Units	Units	Units	/Acquired
Belmont, CA	San Francisco	Sunrise of Belmont	61	17	—	78	2002
Claremont, CA	Los Angeles	Sunrise of Claremont	42	12	—	54	2000
Rancho Cucamonga, CA	Los Angeles	Sunrise at Alta Loma	46	13	—	59	2001
Santa Ana, CA	Los Angeles	Sunrise at Tustin	38	10	—	48	2000
West Hills, CA	Los Angeles	Sunrise of West Hills	51	14	—	65	2002
Colorado Springs, CO	Colorado Springs	Sunrise at University Park	43	10	—	53	2001
Crystal Lake, IL	Chicago	Sunrise of Crystal Lake	45	13	—	58	2001
Flossmoor, IL	Chicago	Sunrise of Flossmoor	48	14	—	62	1999
Gurnee, IL	Chicago	Sunrise of Gurnee	46	13	—	59	2002
Naperville, IL	Chicago	Sunrise of Naperville North	47	30	—	77	2002
Schaumburg, IL	Chicago	Sunrise of Schaumburg	52	30	—	82	2001
Weston, MA	Boston	Sunrise at Weston	29	—	—	29	1997
Montgomery Village, MD	Washington DC	Sunrise at Montgomery Village	50	—	91	141	1993
Silver Spring, MD	Washington DC	Sunrise of Silver Spring	42	23	—	65	2002
Kennebunk, ME	Portland	Huntington Common	48	24	108	180	2005
West Bloomfield, MI	Detroit	Sunrise at West Bloomfield	40	12	—	52	2000
Roseville, MN	Minneapolis	Sunrise of Roseville	48	29	—	77	2001
Chesterfield, MO	St. Louis	Sunrise of St. Louis	44	30	—	74	2000
Basking Ridge, NJ	New York	Sunrise of Basking Ridge	60	17	—	77	2002
Edgewater, NJ	New York	Sunrise of Edgewater	55	15	—	70	2000
Lincroft, NJ	New York	Sunrise of Lincroft	47	13	—	60	2001
Marlboro, NJ	New York	Sunrise of Marlboro	47	16	—	63	2002
Dix Hills, NY	New York	Sunrise of Dix Hills	66	10	—	76	2003
East Meadow, NY	New York	Sunrise of East Meadow	62	20	—	82	2002
East Setauket, NY	New York	Sunrise of East Setauket	55	27	—	82	2002
Holbrook, NY	New York	Sunrise of Holbrook	60	19	—	79	2001
Plainview, NY	New York	Sunrise of Plainview	38	13	—	51	2002
West Babylon, NY	New York	Sunrise of West Bablyon	60	19	—	79	2003
Gahanna, OH	Columbus	Sunrise of Gahanna	23	27	—	50	1998

		Totals	1,393	490	199	2,082